Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 28, 2012 (August 3, 2012, as to Note 28, Segment and Geographic Information and Note 33, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc., and our report dated February 28, 2012, relating to the effectiveness of Ally Financial Inc.'s internal control over financial reporting, appearing in the Current Report on Form 8-K of Ally Financial Inc. filed August 3, 2012, in the following registration statements on Form S-3:

Registration Statement No.	Description
333-178919	Ally Financial Inc. Demand Notes
333-168622	Ally Financial Inc. Perpetual Preferred Stock, Series G
333-171519	Ally Financial Inc. Senior Guaranteed Notes

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
August 3, 2012